Exhibit 6

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement (this “Agreement”), dated as of November 15, 2007 (the “Effective Date”), is between Dubai World (“Assignor”), a Dubai, United Arab Emirates government decree entity, and Infinity World Development Corp (“Assignee”), a Nevada corporation. Assignor and Assignee shall hereinafter sometimes be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. CityCenter Holdings, LLC, a Delaware limited liability company (the “Joint Venture”), was organized pursuant to a Certificate of Formation, as filed in the office the Secretary of State of the State of Delaware on November 2, 2007, and that certain Limited Liability Company Agreement of CityCenter Holdings, LLC dated August 21, 2007, as amended to date (the “Joint Venture Agreement”) by and between Assignor and Project CC, LLC, a Nevada limited liability company (successor-in-interest to Mirage Resorts, Incorporated, a Nevada Corporation) (“MGM Member”).

B. Subject to the conditions and restrictions set forth in Section 11.2 and 11.3 of the Joint Venture Agreement, Assignor may Transfer all or any portion of its Units to any Permitted Transferee at any time.

C. Assignee is a Permitted Transferee of Assignor under the LLC Agreement.

D. Assignee’s tax payer identification number is 98-0546879.

E. Assignor desires to transfer to Assignee all of Assignor’s interests, rights, and obligations in the Joint Venture Agreement and Assignee wishes to accept the transfer on the terms set forth below, and Assignee will replace Dubai World as a Member under the Joint Venture Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Joint Venture Agreement.

NOW THEREFORE, IN CONSIDERATION of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment and Acceptance. As of the Effective Date, Assignor hereby transfers and assigns to Assignee all of Assignor’s rights, title, interest, and obligations in the Joint Venture Agreement, including, without limitation, all of Assignor’s Units, and Assignee hereby accepts from Assignor such assignment of the Joint Venture Agreement and assumes all of the Assignor’s obligations arising and accruing under the Joint Venture Agreement. Furthermore, pursuant to Section 11.2(a) of the Joint Venture Agreement, as a condition to the assignment to Assignee, Assignee agrees to Transfer back to Assignor (or to another Permitted Transferee of Assignor) any Units it owns prior to Assignee ceasing to be a Permitted Transferee of Assignor.

2. Admission; Withdrawal. As of the Effective Date, (i) Assignee shall succeed to all rights and assume all obligations of Assignor as a member of the Joint Venture and (ii) Assignor withdraws as a member. Assignee agrees to be bound by the terms and conditions of the Joint Venture Agreement to the same extent that Assignor was so bound.

3. Further Assurances. Assignor and Assignee hereby covenant that each will, at any time from time to time upon request by the other, and without the assumption of any additional liability thereby, execute and deliver such further documents and do such further acts as such party may reasonably request in order to fully effect the purpose of this Agreement.

4. Miscellaneous.

(a) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile or by electronic mail shall be valid and effective to bind the party so signing. Each Party agrees to promptly deliver an executed original to this Agreement with its actual signature to the other Party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each Party to this Agreement shall be bound by its own telecopied or scanned signature and shall accept the telecopied or scanned signature of the other Party to this Agreement.

(b) This Agreement shall be binding upon the Parties and their heirs, representatives, executors, administrators, successors and assigns and shall inure to the benefit of the parties and to their respective heirs, representatives, executors, administrators, successors and assigns.

(c) This Agreement is the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the Parties hereto with respect thereto. This Agreement may not be altered, amended, changed, terminated or modified in any respect or particular, unless the same shall be in writing and signed by the party to be charged.

(d) Assignor and Assignee agree that this Agreement is governed by and interpreted in accordance with the laws of the State of Delaware without regard to any conflicts-of-law provision.

[Signature Page Follows]

The Parties, through their respective authorized officers, have executed this Assignment and Assumption Agreement to be effective as of the Effective Date.

ASSIGNOR		ASSIGNEE

DUBAI WORLD		INFINITY WORLD DEVELOPMENT CORP

By:	/s/ Abdul Wahid A. Rahim Al Ulama	By:	/s/ Chris O’Donnell
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Chris O’Donnell
Title:	Group Chief Legal Officer	Title:	President and CEO
Date:	November 15, 2007	Date:	November 15, 2007

		By:	/s/ Abdul Wahid A. Rahim Al Ulama
		Name:	Abdul Wahid A. Rahim Al Ulama
		Title:	Assistant Secretary
		Date:	November 15, 2007

ACKNOWLEDGED BY

MGM MEMBER

PROJECT CC, LLC, a Nevada limited liability company

By:	/s/ Brian L. Wright
Name:	Brian L. Wright
Title:	Assistant Secretary